Exhibit # 21   Subsidiaries of the Registrant

               Mountainview Thoroughbred Racing Association
               Pennsylvania National Turf Club, Inc.
               Penn National Speedway, Inc.
               Sterling Aviation, Inc.
               Penn National Holding Company
               Penn National Gaming Of West Virginia, Inc.
               Penn National Gaming Of Indiana, Inc.
               PNGI Pocono, Inc.
               The Plains Company
               Pocono Downs, Inc.
               Northeast Concessions, Inc.
               Audio Video Concepts, Inc.
               Backside, Inc.
               The Downs Off-Track Wagering, Inc.
               Mill Creek Land, Inc.
               PNGI Charles Town Gaming, Limited Liability Company (80% owned)


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